Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter, President
(858) 558-6064
jtp@ppti.com

         or

Jill Meleski, AVP
The Ruth Group
(646) 536-7032
jmeleski@theruthgroup.com


                      PROTEIN POLYMER TECHNOLOGIES REPORTS
                      THIRD QUARTER 2003 FINANCIAL RESULTS

         SAN DIEGO, CA. - November 12, 2003 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI), announced today financial results for the third quarter and the nine months ended September 30, 2003.

         The net loss for the quarter ended September 30, 2003 was $912,000 ($0.02 per share), compared to a net loss of $216,000 ($0.01 per share), for the same period in 2002. The net loss for the nine months ended September 30, 2003 was $3,092,000 ($0.09 per share), compared to a net loss of $1,125,000 ($0.04 per share), for the nine months ended September 30, 2002. The net loss and the net loss per share amounts include accumulated dividends related to the Company's preferred stock, and "imputed dividend" charges pertaining to its recent sale of Series I Convertible Preferred Stock.

         Earlier this year, the Company raised $3,255,000 from the sale of Series I Convertible Preferred Stock and warrants. In connection with this transaction, the Company is obligated to include one-time, non-cash "imputed dividend" charges of $1,373,000 related to the fair market value difference of the Company's common stock at the time of purchase and the conversion price of the Series I Preferred Stock. Excluding the effect of the imputed dividends, the net loss for the nine months ended September 30, 2003 applicable to common shareholders would have been $1,719,000 ($.05 per share).

         Total revenue was $101,000 for the quarter ended September 30, 2003, compared to $715,000 for the same period in 2002. Total revenue was $1,306,000 for the nine months ended September 30, 2003, compared to $2,133,000 for the same period in 2002. The contract and licensing revenue primarily represents research and development payments and receivables from Spine Wave, Inc. for the development of an injectable spinal disc repair product for the treatment of lower back pain. The decrease in contract revenue in 2003, particularly during the three months ended September 30, 2003 as compared to the same period in 2002, is due to the completion of the majority of work,


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including preclinical testing, required to support Spine Wave's initiation of human clinical testing of the injectable spinal disc nucleus product.

         Operating expenses for the quarter were $943,000, as compared to $861,000 for the same period in 2002, and $2,816,000 for the nine months ended September 30, 2003 as compared to $3,051,000 for the nine months ended 2002. When additional capital becomes available, expenses are expected to rise in subsequent quarters due to the increased expenditures for expanded human clinical testing and patient follow-up of the Company's lead product candidates currently in development.

         As of September 30, 2003, PPTI had $1,879,000 in working capital compared to $189,000 as of December 31, 2002. PPTI's cash as of September 30, 2003 was $2,010,000, compared to $734,000 on December 31, 2002. In combination with anticipated additional contract and license payments, and revenue projected for the delivery of clinical testing materials, the Company's cash is expected to meet the Company's anticipated capital requirements until April 2004.

         J. Thomas Parmeter, President and Chief Executive Officer of Protein Polymer Technologies, commented, "We are aggressively pursuing new ways to capitalize on our large intellectual property portfolio. We are leveraging the development of our adhesives technology for the injectable spinal disc repair product towards application as high strength surgical sealants. Such sealants are designed to stop air and fluid leaks associated with the use of sutures and staples in a variety of surgical procedures. Dr. Donald Kaplan, a former Senior Vice President, Operations and Technology at U.S. Surgical Corporation and a recognized leader in research, development and commercialization of surgery and wound closure devices, is leading this effort."

         Mr. Parmeter continued, "The completion of our Series I financing earlier this year allows us to continue to focus on the clinical trials of our urethral bulking agent for the treatment of female stress urinary incontinence and our injectable hydrogel for the treatment of dermal contour defects such as scars, wrinkles and lines. Additionally, Spine Wave's recent completion of its Series B financing provides assurance that sufficient resources will be available to maintain a focused development effort for the injectable spinal disc repair product."

         Spine Wave, which holds a license to PPTI's technology for spinal applications and contracts with PPTI for product development and manufacturing services, raised $22.25 million in Series B funding with Morgenthaler Ventures leading the deal, and was joined by return backers New Enterprise Associates, Canaan Partners, Thoma Cressey Equity Partners, Collinson Howe & Lennox, California Technology Ventures, New Venture Partners, NeuroVentures Capital and Spring Ridge Ventures.

         Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing bioactive products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, developing an extensive portfolio of proprietary biomaterials. These genetically engineered biomaterials


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are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-four U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2002 Annual Report Form 10-KSB, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

                            (Financial Data Follows)


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                       Protein Polymer Technologies, Inc.
                         Condensed Financial Statements
                                   (unaudited)


                            Three months ended        Nine months ended
                               September 30,             September 30,
                             2003         2002         2003        2002
    SUMMARY OF OPERATIONS

    Contract revenue      $95,796      $713,742    $1,289,475    $2,127,084
    Interest income         5,378         1,058        16,224         4,695
    Product and other income    0             0             0         1,500
    Total revenues        101,174       714,800     1,305,699     2,133,279

    Total expenses        942,721       860,518     2,816,499     3,051,020

    Net loss           $(841,547)    $(145,718)  $(1,510,800)    $(917,741)

    Undeclared and/or paid
     dividends on
     Preferred Stock       69,980        69,980     1,580,906       207,659

    Net loss applicable
     to common
     shareholders      $(911,527)    $(215,698)  $(3,091,706)  $(1,125,400)

    Net loss per
     common share -
      basic and diluted   $(0.02)       $(0.01)       $(0.09)       $(0.04)

    Shares used in
     computing net
     loss per share
     - basic and
     diluted           36,720,701    29,713,871    33,542,290    26,964,186

                           As of                      As of
                       September 30,                 Dec. 31,
                           2003                       2002
    BALANCE SHEET
     INFORMATION

    Cash and cash
     equivalents        $2,010,000                   $734,000
    Working capital      1,879,000                    189,000
    Total assets         2,433,000                    875,000
    Total capital
     invested           48,807,000                 44,182,000
    Accumulated
     deficit         $(46,791,000)              $(43,907,000)